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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                     FORM 15


                   Certification and Notice of Termination of
           Registration under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.


                        Commission File Number 000-25103


                              E-TEK DYNAMICS, INC.
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             (Exact name of registrant as specified in its charter)


                  1865 LUNDY AVENUE, SAN JOSE, CALIFORNIA 95131
                                 (408) 546-4608
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               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                         COMMON STOCK ($0.001 PAR VALUE)
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            (Title of each class of securities covered by this Form)


                                      NONE
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(i)  [X]


Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(1)(ii) [ ]


Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(i)  [ ]


Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(2)(ii) [ ]


                                    Rule 15a-6           [ ]


     Approximate number of holders of record as the certification or notice date:


                                        1

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      Pursuant to the requirements of the Securities Exchange Act of 1934,
         E-TEK Dynamics, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 30, 2000

By: /s/ CHRISTOPHER S. DEWEES

Name: Christopher S. Dewees

Title: Treasurer and Secretary